Exhibit 10.58

EXECUTION VERSION

EVERTEC, INC.

THIRD AMENDMENT

MEMORANDUM OF LEASE

1. AMENDMENT: This Third Amendment is attached to and made a part of that certain Master Lease Agreement dated April 1, 2004, as amended by First Amendment, dated January 1, 2006, and Second Amendment, dated April 23, 2010, entered into by and between Landlord and Tenant concurrently herewith (collectively the “Master Lease Agreement”). This Amendment reflects certain modifications to some of the terms and conditions of the Master Lease Agreement, including among others, the provisions related to (i) the option of Tenant to renew the lease, (ii) the annual rent increases, (iii) the security deposit provisions and (iii) the right of Landlord to relocate Tenant. In addition, the Master Lease is amended to include a right of first refusal for the Tenant to purchase the parcel and buildings which contain most of the Leased Premises in the event Landlord desires to sell said parcel and buildings.

The Master Lease Agreement and all of its terms, provisions, covenants and conditions, as amended herein, shall remain in full force and effect.

2. MEMORANDUM OF LEASE: This Memorandum is an integral part of the Master Lease Agreement and all of the terms hereof are incorporated into the agreement in all respects. Whenever used in the Master Lease Agreement the defined terms shall have the meanings set forth in this Memorandum.

a. Date:	September 30, 2010

b. Landlord:	Banco Popular de Puerto Rico

c. Representatives of Landlord:	Mr. Héctor Santiago Gómez and Mrs. Coralee A. Coll

d. Address of Landlord:	Real Estate Division (716) Banco Popular de Puerto Rico
P.O. Box 362708
San Juan, Puerto Rico 00936-2708

e. Tenant:	EVERTEC, Inc.

f. Representative of Tenant:	Mr. Omar Dávila

g. Tenant’s Address:	P.O. Box 364527

San Juan, Puerto Rico 00936

h. Tenant’s Trade Name:	EVERTEC, INC.

i. Premises:	Cupey Center

j. Permitted Use:	Information Technology and other purposes reasonably related to the business conducted by Tenant.

k. Leasable Area of Premises:	Building	Area Leased
	Building A1	30,485.40 sq. ft.
	Building A2	47,867.84 sq. ft.
	Building A3	50,626.00 sq. ft.
	Building B1	29,798.12 sq. ft.
	Building B2	28,138.92 sq. ft.
	Building D1	3,878.38 sq. ft.
	Building D2	6,589.95 sq. ft.
	Anexo Staging	1,357.52 sq. ft.

	SubTotal	198,742.13 sq. ft
	Warehouse	12,893.17 sq. ft.

	TOTAL	211,635.30 sq. ft.

l. Leasable Area of Building:	251,354.54 rentable square feet

m. (i) Tenant’s Proportionate Share (K/I):	79.07%

(ii) Tenant’s Occupancy Percentage:	79.07%

n. Lease Term:	Five (5) years

o. Commencement Date:	April 1, 2010

p. Basic Rent:

1. Annual Basic Rent:	Office Area: at $16.72 per 198,742 sq. ft. for a total of $3,322,968.41 per annum and

Warehouse Area: at $8.24 per 12,893.30 sq. ft. for a total of $106,239.72 per annum

Annual Basic Rent will increase each year by a rate equal to the lesser of (i) 3% or (ii) the Puerto Rico Consumer Index, as published by the Puerto Rico Labor Department.

2. Monthly Basic Rent:	Office Area: $276,914.03 per month for the first Lease Year and

Warehouse Area: $8,853.31 per month for the first Lease Year

q. Additional Rent:

1. Annual Additional Rent:	$9.92 per 198,742.13 sq. ft. for a total of $1,971.521.93 (estimated operating expenses for the first Lease Year and to be adjusted as provided in Section 11 of the Master Lease Agreement)

2. Monthly Additional Rent:	$164,293.49 (estimated monthly operating expenses during the first Lease Year and to be adjusted as provided in Section 11 of the Master Lease Agreement)

r. Security Deposit:	An amount equal to $285,767.34 which equals one month of Basic Rent

s. Termination Date:	March 31, 2015

t. Renewal Options:	Four (4) options of Five (5) years each, exercisable in Tenant’s sole discretion

u. Renewal Term of Basic Rent:	The Basic Rent shall increase each year by a rate equal to the lesser of (i) 3% or (ii) the Puerto Rico Consumer Index, as published by the Puerto Rico Labor Department.

v. Late Charge:	10% per annum of any unpaid amount

w. Repairs by Landlord:	Landlord shall provide Tenant with reasonable advance notice to any repairs, alterations, additions or improvements to be made by Landlord under Section 15 of the Master Lease Agreement and shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises.

y. Alterations:	Notwithstanding the provisions of Section 17 of the Master Lease Agreement, Landlord’s consent shall not be required for any Alterations that (i) are not Structural Alterations and (ii) are reasonably expected to cost less than $100,000.

Tenant shall not be required to pay Landlord any supervisory fee in connection with Alterations made by Tenant under Section 17 of the Master Lease Agreement.

Landlord may, at its reasonable discretion, require Tenant to procure at Tenant’s sole expense, a surety company performance bond in form and substance satisfactory to Landlord in an amount equal to 120% of the estimated cost of the Alterations as permitted under Section 17 (g) of the Master Lease Agreement. In lieu of procuring such surety company performance bond, Tenant may provide Landlord with a letter of credit, in form and substance reasonably acceptable to Landlord, in an amount equal to 120% of the estimated cost of the Alterations.

z. Indemnification:	Notwithstanding the provisions of Section 20 of the Master Lease Agreement, Tenant shall not have any liability to Landlord for damages (i) arising out of any force majeure event, (ii) arising out of any act or omission of third parties not within the control of Tenant and (iii) to the extent actually recovered by Landlord from one or more of Landlord’s insurers.

Notwithstanding the provisions of Section 20 of the Master Lease Agreement, Landlord shall not have any liability to Tenant for damages (i) arising out of any force majeure event, (ii) arising out of any act or omission of third parties not within the control of Landlord and (iii) to the extent actually recovered by Tenant from one or more of Tenant’s insurers.

Landlord shall indemnify Tenant against any liability arising by reason of (i) injury to person or property occurring in the Leased Premises or the Building occasioned in whole or in part by any negligent act or omission on the part of Landlord or a person within Landlord’s control (whether or not acting within the scope of employment) or (ii) any breach or violation or non-performance of any covenant in the Amended Master Lease.

Notwithstanding the provisions of subparagraph (h) of Section 20 of the Master Lease Agreement, all references to “gross negligence” shall be amended to read “negligence”.

aa. Landlord’s Rights to Enter the Leased Premises:	Notwithstanding the provisions of Section 22 of the Master Lease Agreement, Landlord shall only have the right to enter (or grant licenses to others to enter) the Leased Premises for the purposes set forth in Section 22 of the Master Lease Agreement and only during normal business hours and shall provide Tenant with advance notice of the time at which it wishes to enter the Leased Premises. Tenant shall have the right to have one or more of its employees, agents or representatives present at all times during which Landlord or its licensees are on the Leased Premises.

bb. Assignment:	Notwithstanding the provisions of Section 25 of the Master Lease Agreement, the sale of a controlling interest of stock in Tenant, the sale of all or substantially all of the assets of Tenant, or a merger, consolidation or other business combination of Tenant (each a “Significant Event”) shall not be deemed to be an assignment for purposes of the Master Lease Agreement.

Notwithstanding anything to the contrary set forth in the Master Lease Agreement, (i) the Master Lease Agreement shall not restrict Tenant’s right to mortgage or otherwise encumber the Master Lease Agreement or any of its rights thereunder and (ii) Tenant may assign its rights, duties and obligations under the Master Lease Agreement to its financing sources in connection with the grant of a security interest and the enforcement of all rights and remedies Tenant has against Landlord under the Master Lease Agreement.

cc. Event of Default:	Notwithstanding the provisions of Section 25 of the Master Lease Agreement, neither a “Significant Event” nor an assignment of the Master Lease Agreement by operation of law shall constitute an Event of Default under the Master Lease Agreement. In addition, for so long as Tenant continues to pay Rent in a timely manner and complies with all the other obligations under the Master Lease Agreement, Tenant ceasing to conduct its business in the Premises shall not constitute an Event of Default.

dd. Surrender Upon Termination:	The monthly Occupancy Payment provided for in Section 29 of the Master Lease Agreement shall be equal to 150% of one twelfth (1/12) of the Fixed Rent and Additional Rent payable by Tenant during the immediately preceding twelve (12) months.

ee. Relocation:	Notwithstanding the provisions of Section 33 of the Master Lease Agreement, Landlord’s right to relocate Tenant from the Leased Premises shall be limited to that portion of the Leased Premises located outside the ROFR Parcel (as such term is defined below).

ff. Subordination	Notwithstanding the provisions of Section 26 of the Master Lease Agreement, Tenant shall not waive (i) any statutory provision or rule of law which may give Tenant the right to terminate the Master Lease Agreement in the event of foreclosure or sale or (ii) any claim against Landlord or any new owner as a result of the foreclosure or sale of the Building or the Leased Premises.

3. ADDITIONAL PROVISIONS:

a. Right of First Refusal: Landlord hereby grants to Tenant a right of first refusal (“ROFR”) over the parcel of land of approximately 50,730.69 square meters recorded in the Registry of the Property of Puerto Rico, Fourth Section of San Juan at page 12 of volume 69 of Río Piedras (the “ROFR Parcel”) and the Buildings A1, A2, A3, B1, B2, C and other improvements located on the ROFR Parcel (the “ROFR Improvements”; and together with the ROFR Parcel, the “ROFR Parcel and Improvements”), subject to the following terms and conditions:

(i) if Landlord makes or receives a bona fide offer to sell or to purchase the ROFR Parcel and Improvements, which offer is acceptable to Landlord, Landlord shall prior to making or accepting such offer, notify Tenant all of the terms and conditions of such offer;

(ii) for a period of thirty (30) days following receipt of such notice and provided that Tenant is not in default under the terms and conditions of the Master Lease Agreement or, if in default, has not cured such default within such thirty (30) day period, Tenant shall have the right to purchase the ROFR Parcel and Improvements for the same price and upon the same terms and conditions contained in such offer;

(iii) if Tenant fails to exercise its right of first refusal within the time allowed, Tenant’s right of first refusal shall, subject to subparagraph (v) below, terminate and Landlord shall have the right to sell the ROFR Parcel and Improvements for the same price and upon the same terms and conditions contained in such offer;

(iv) the right of first refusal granted to Tenant shall be in full force and effect during the term of this lease subject to its earlier termination as provided above; and

(v) if Landlord does not close the sale of the ROFR Parcel and Improvements for the amount specified in the bona fide offer referenced in subparagraph (i) above (including all terms and conditions of such offer) within one hundred (180) days of such offer, Landlord must comply with the provisions of this Paragraph 3 again prior to a sale of the ROFR Parcel and Improvements.

4. ATTACHMENTS:

a. Space Plans—Attachments A

[signature page follows]

	Tenant		Landlord

	EVERTEC, INC.	BANCO POPULAR DE PUERTO RICO

By:	/s/ Félix M. Villamil	By:	/s/ Ileana Gonzalez

		By:	/s/ Jamie Nazario

[Signature Page to Third Cupey Center Lease Amendment]